EXHIBIT 5.4

August 29, 2008

Ply Gem Industries, Inc.
5020 Weston Parkway, Suite 400
Cary, North Carolina 27513

Ladies and Gentlemen:

We have been engaged as special legal counsel in the State of Texas for New Alenco Extension, Ltd., a Texas limited partnership, New Alenco Window, Ltd., a Texas limited partnership, and New Glazing Industries, Ltd., a Texas limited partnership (each individually a “Partnership,” and collectively, the “Partnerships”) for the purpose of delivering a legal opinion in connection with the Registration Statement on Form S-4 (the “Registration Statement”) of Ply Gem Industries, Inc., a Delaware corporation (the “Company”), Ply Gem Holdings, Inc., a Delaware corporation and parent of the Company, the Partnerships, and other subsidiaries of the Company listed on Schedule I attached hereto (collectively, the “Guarantors”), filed with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”).  The Registration Statement relates to the registration under the Act of the Company’s $700,000,000 aggregate principal amount of 11.75% Senior Secured Notes due 2013 (the “Exchange Notes”) and the guarantees of the Exchange Notes by the Guarantors (the “Guarantees”).

The Exchange Notes and the Guarantees are to be offered in exchange for the Company’s outstanding $700,000,000 aggregate principal amount of 11.75% Senior Secured Notes due 2013 (the “Initial Notes”) and the guarantees of the Initial Notes by the Guarantors.  The Exchange Notes and the Guarantees will be issued by the Company in accordance with the terms of the Indenture, dated as of June 9, 2008 (the “Indenture”), among the Company, the Guarantors and U.S. Bank National Association, as trustee.

In arriving at the opinions expressed below, we have examined and relied on an original or copy, identified to our satisfaction, of the following documents (collectively, the “Transaction Documents”):

1.	The Indenture, including as exhibits thereto the forms of Exchange Note and the related Guarantees, included as Exhibit 4.2 to the Registration Statement;
2.
The Registration Rights Agreement, dated as of June 9, 2008 (the “Registration Rights Agreement”), among Ply Gem Industries, Inc., the Guarantors and the Initial Purchasers named therein, included as Exhibit 4.4 to the Registration Statement; and

3.	The Registration Statement.

In addition, we have examined such other documents and partnership records (collectively, the “Other Documents”) and such questions of law as we have deemed necessary or appropriate for the purposes of this opinion.  As to facts material to our opinion, we have made no independent investigation of such facts and have relied on such certificates from officers and representatives of the Partnerships, and from public officials, as we have deemed necessary or appropriate for the basis of this opinion.  In making the foregoing examinations, we have assumed that, as to the factual matters, all representations and warranties and other factual statements made in the Transaction Documents and Other Documents (other than those which are expressed herein as our opinions) were and are true, correct and complete in all material respects, and we made no independent investigation of such matters.  We have assumed that any representation or statement qualified by “the best of knowledge” of the party making such representation or statement, or by similar qualification, is correct without such qualification (other than those which are expressed herein as our opinions).  As to all matters in which a person or entity making a representation referred to above has represented that such person or entity either is not a party to, or does not have, or is not aware of, any plan or intention, understanding or agreement, we have assumed that there is in fact no such plan, intention, understanding or agreement. Moreover, to the extent that any of the Other Documents is governed by the laws of any jurisdiction other than the jurisdictions that are the subject of this opinion, our opinion relating to those Other Documents is based solely upon the plain meaning of their language without regard to interpretation or construction that might be indicated by the laws governing those Other Documents.

In rendering the opinions herein set forth, we have assumed, with your permission, and without independent investigation on our part, the following:

(i)           each of the Other Documents examined by us has been duly authorized, executed and delivered by each of the parties thereto, that each such party has the requisite  power and authority to execute, deliver, and perform the Other Documents, and that the Other Documents constitute the legal, valid and binding obligation of each such party thereto enforceable against it in accordance with its terms;

(ii)           the Transaction Documents have been duly authorized by each of the parties thereto (other than the Partnerships), that each such party (other than the Partnerships) has the requisite power and authority to execute, deliver and perform the Transaction Documents to which it is a party, that the Transaction Documents have been duly authorized, executed and delivered by each of the parties thereto, and that the Transaction Documents (including, the Exchange Notes and the Guarantees) constitute the legal, valid and binding obligations of each party thereto, enforceable in accordance with their terms;

(iii)           the legal capacity of natural persons;

(iv)           that the laws of any jurisdiction other than the jurisdictions that are the subject of this opinion do not affect the terms of the Transaction Documents;

(v)           there are no extrinsic agreements or understandings among the parties to the Transaction Documents that would modify, amend or affect the interpretation of the terms of the Transaction Documents or the respective rights or obligations of the parties thereunder other than as expressed in the Transaction Documents;

(vi)           that the Exchange Notes and Guarantees will be issued as described in the Registration Statement;

(vii)           that the Exchange Notes and Guarantees will be in substantially the form attached to the Indenture and that any information omitted from such form will be properly added;

(viii)                      that each party to the Transaction Documents has received adequate consideration under applicable law for its execution and delivery thereof; and

(ix)           all documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic copies conform to the authentic original documents, all signatures on all documents submitted to us for examination are genuine, the Transaction Documents will be executed in the form received, and all public records reviewed are accurate and complete.

Based upon the foregoing, and in reliance thereon, and subject to the assumptions, qualifications, exceptions and limitations set forth herein, we are of the opinion as of the date hereof, having due regard for such legal consideration as we deem relevant, that:

1.           Each Partnership is a limited partnership, validly existing and in good standing under the laws of the State of Texas.  This opinion is based solely upon the certificates relating to each Partnership issued by the Secretary of State of the State of Texas dated August 21, 2008, and the Texas Comptroller of Public Accounts dated August 26, 2008, and such opinion is limited to the meaning ascribed to such certificates.

2.           Each Partnership:

(a)           has the limited partnership power and authority (i) to execute and deliver the Guarantees to which such Partnership is a party, and (ii) to perform its obligations under the Guarantees to which such Partnership is a party, and

(b)           has taken the limited partnership action necessary to authorize the execution and delivery of, and performance of its agreements in, the Guarantees  to which such Partnership is a party.

3.           The execution and delivery of the Guarantees by each Partnership to which such Partnership is a party do not, and if such Partnership were now to perform its agreements in the Guarantees to which it is a party, such performance would not:

(a)           violate the Certificate of Limited Partnership or the Agreement of Limited Partnership of such Partnership; or

(b)           violate any Applicable Laws (defined below).

The opinions set forth above are subject in all respects to the following qualifications, exceptions, assumptions and limitations:

(a)           The opinions expressed herein are as of the date hereof or, to the extent a reference to a certificate is made herein, to such date only, and we assume no obligation to update or supplement such opinions to reflect any fact or circumstance that may hereafter come to our attention, or any amendment to the Transaction Documents that may hereafter become effective, or any change in law that may hereafter occur or become effective.

(b)           We do not assume responsibility for (i) the accuracy and completeness or fairness of any information of a factual nature; including, but not limited to, financial information furnished or representations and warranties contained in the Transaction Documents or (ii) the fulfillment, completion or performance of any covenants or agreements contained in the Transaction Documents.

(c)           For purposes of our opinion, “Applicable Laws” means those laws of the State of Texas which, in our experience, are normally applicable to transactions of the type contemplated by the Transaction Documents.  Furthermore, the term “Applicable Laws” does not include, and we express no opinion with regard to any: (i) statutes, administrative decisions, ordinances, rules and regulations of any political subdivision (whether at the federal, state, regional or local level); (ii) conflict of law principles and choice-of-law statutes and rules; (iii) statutes, laws, rules and regulations relating to:  (A) pollution or protection of the environment, (B) zoning, land use, usury, building or construction, (C) occupational, safety and health or other similar matters, (D) labor, employee rights and benefits, including the Employment Retirement Income Security Act of 1974, as amended, (E) the regulation of utilities, or matters pertaining to the acquisition, transaction, transportation, storage, or use of energy sources used in connection therewith or generated thereby, (F) antitrust, unfair competition and trade, including but not limited to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (G) taxation or other similar matters, (H) copyright, patent and trademark, (I) securities, (J) fiduciary duty requirements, (K) fraudulent transfer or fraudulent conveyance, (L) racketeering, and (M) the regulation of banks or the conduct of their business; (iv) the Foreign Corrupt Practices Act; and (v) the Uniting and Strengthening America by Producing Appropriate Tools Required to Intercept and Obstruct Terrorism Act, and in each case with respect to each of the foregoing, (X) as construed or enforced pursuant to any judicial, arbitral or other decision or pronouncement, (Y) as in effect in any jurisdiction, and (Z) including, without limitation, any and all authorizations, permits, consents, applications, license, approvals, filings, registrations, publications, exemptions and the like required by any of them.

(d)           This opinion is limited to the laws of the State of Texas.

This letter constitutes a legal opinion letter issued by our firm only as to the matters set forth above, and should not be construed as a guarantee, warranty or as any other type of document or instrument. In this regard, it is only our professional judgment as to the specific questions of law addressed, based on our professional knowledge and judgment at this time and is prepared and rendered in accordance with the standard of care applicable to opinion letters issued by law firms and/or lawyers located in the State of Texas.

           We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.  We also consent to the reliance on this opinion letter by Paul, Weiss, Rifkind, Wharton & Garrison LLP for purposes of its opinion letter to the Company dated the date hereof and filed as Exhibit 5.1 to the Registration Statement.

Very truly yours,

                                                                                               /s/Adams and Reese, LLP
Adams and Reese LLP

SCHEDULE I

           Attached to and made a part of that certain Legal Opinion rendered by Adams and Reese LLP dated August 29, 2008, to Ply Gem Industries, Inc.

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Alenco Interests, L.L.C.
Alenco Extrusion Management, L.L.C.
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Alenco Trans, Inc.
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Alenco Window GA, L.L.C.
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